Exhibit 23
Consent of Independent Registered Public Accounting Firm
Eddie Bauer Holdings, Inc.
Bellevue, Washington
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-144385) and Form S-8 (No. 333-145512) of Eddie Bauer Holdings, Inc. of our reports dated March 12, 2008, relating to the consolidated financial statements, and the effectiveness of Eddie Bauer, Inc.’s internal control over financial reporting, which appear in this Form 10-K. We also consent to the incorporation by reference of our report dated March 12, 2008 relating to the financial statement schedule, which appears in this Form 10-K.

/s/  BDO Seidman, LLP

Seattle, Washington
March 12, 2008